TF & O
                                                    Certified Public Accountants


                    Consent of Independent Public Accountants


                  We hereby consent to the use of our report dated July 3, 1996, on the net assets available for Plan benefits of the Knight Transportation, Inc. 401(k) Plan and Trust Agreement as of December 31, 1995 and 1994, and the related statement of changes in net assets available for Plan benefits with fund information for the year ended December 31, 1995, included in this report on Form 11-K for the Knight Transportation, Inc. 401(k) Plan and Trust Agreement.


                                                          TULL, FORSBERG & OLSON

Phoenix, Arizona
July 11, 1996












John J.  Tull
Franklin C. Forsberg
Lynn C. Olson
Jacob Shaphren
Philip D. Miller
Richard A. Kobasic


5225 N. Central Avenue, Suite 220, Phoenix, Arizona  85012

(602) 277-5447
Fax (602) 285-9872